Exhibit 99.1

Contact:

Retrophin, Inc.

Chris Cline, CFA

Manager, Investor Relations

646-564-3680

IR@retrophin.com

Tim Coughlin Joins Retrophin’s Board of Directors

SAN DIEGO (March 4, 2015) – Retrophin, Inc. (NASDAQ: RTRX) today announced the addition of Tim Coughlin, C.P.A. to the Company’s Board of Directors as a fifth independent director, effective March 31, 2015.

“We are pleased to welcome Tim to the Board of Directors,” said Stephen Aselage, Chief Executive Officer of Retrophin. “Tim’s financial oversight and expertise within the industry will provide invaluable guidance to Retrophin as we continue moving into our next phase of growth and generate significant value for our shareholders.”

Mr. Coughlin has served as Chief Financial Officer of Neurocrine Biosciences, a biopharmaceutical company focused on the discovery and development of innovative, life-changing pharmaceuticals, since 2006. Mr. Coughlin has experience in corporate accounting, finance, and operations management of companies ranging in size from start-ups through Fortune 500. Prior to Neurocrine, he served as Vice President of Financial Services at CHI, a nationwide integrated healthcare delivery system. From 1989 to 1999, Mr. Coughlin served as a Senior Manager in the Health Sciences practice of Ernst & Young, and its predecessors.

Mr. Coughlin currently serves on the Board of Directors of Fate Therapeutics, a clinical-stage biopharmaceutical company engaged in the discovery and development of pharmacologic modulators of adult stem cells to treat severe, life-threatening diseases. Mr. Coughlin holds a Bachelor’s in Accounting from Temple University and a Master’s in International Business from San Diego State University.

About Retrophin

Retrophin is a pharmaceutical company focused on the development, acquisition and commercialization of drugs for the treatment of serious, catastrophic or rare diseases for which there are currently no viable options for patients. The Company’s approved products include Chenodal® and Thiola®, and its pipeline includes compounds for several catastrophic diseases, including focal segmental glomerulosclerosis (FSGS), pantothenate kinase-associated neurodegeneration (PKAN), infantile spasms, nephrotic syndrome and others. For additional information, please visit www.retrophin.com.